Two Harbors Investment Corp. Announces Additional Share Repurchase Authorization New York, February 2, 2016 – Two Harbors Investment Corp. (NYSE: TWO) announced today that its Board of Directors has authorized the repurchase of an additional 50 million shares of the Company's common stock pursuant to its ongoing share repurchase program. The shares are expected to be repurchased from time to time through privately negotiated transactions or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number and timing of share repurchases will be subject a variety of factors, including market conditions and applicable U.S. Securities and Exchange Commission rules. The additional authorization does not have an expiration date and repurchases may be commenced or suspended at any time without prior notice. “This increase to our share repurchase program demonstrates our ongoing commitment to enhancing stockholder value,” stated Thomas Siering, President and Chief Executive Officer. “We intend to utilize this share repurchase program opportunistically and with consideration of a number of factors, including our stock price relative to book value and other investment alternatives.” This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s plans, estimates and beliefs and involve risks and uncertainties that could cause actual results to differ materially from expected results. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors undertakes no obligation to update or revision such forward-looking statements. Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights, commercial real estate and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com. Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 590 Madison Avenue, 36th floor, New York, NY 10022, telephone 612-629-2500. Contact Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.